Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this registration statement on form F-3 of Barrick Gold Corporation (the company) of our report dated February 18, 2015 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of the company, which appears in the company’s Annual Report on Form 40-F for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario

August 14, 2015